Exhibit 21.1

SOUTHEASTERN GROCERS, INC.

List of Subsidiaries as of October 19, 2020

Subsidiary	State or Other Jurisdiction of Formation
BI-LO, LLC	Delaware
SEG Finance Corp.	Delaware
Opal Holdings, LLC	Delaware
Samson Merger Sub, LLC	Texas
ARP Ballentine LLC	Delaware
ARP Moonville LLC	Delaware
ARP Chickamauga LLC	Delaware
ARP James Island LLC	Delaware
ARP Morganton LLC	Delaware
ARP Hartsville LLC	Delaware
ARP Winston Salem LLC	Delaware
SEG Holding, LLC	Delaware
Winn-Dixie Stores, Inc.	Florida
WINN-DIXIE LOGISTICS, LLC	Florida
Winn-Dixie Montgomery, LLC	Florida
Winn-Dixie Montgomery Leasing, LLC	Florida
Dixie Spirits, Inc.	Mississippi
Winn-Dixie Properties, LLC	Florida
Dixie Spirits Florida, LLC	Florida
WINN-DIXIE RALEIGH, LLC	Florida
Winn-Dixie Raleigh Leasing, LLC	Florida
Winn-Dixie Stores Leasing, LLC	Florida
Winn-Dixie Supermarkets, Inc.	Florida
SEG Holding Finance, LLC	Delaware
SEG II LLC	Delaware
Winn-Dixie Warehouse Leasing, LLC	Florida